Code of Ethics
FSC Securities, Inc.
2300 Windy Ridge Parkway, Suite 1100
Atlanta, Georgia 30339
(800) 352-4372

TABLE OF CONTENTS

1.	GENERAL PROVISIONS	1
1.1	Professional Responsibilities	1
1.2	Failure to Comply	2
2.	COVERED PERSONS	2
3.	BUSINESS CONDUCT STANDARDS	3
3.1	Compliance with Laws and Regulations	3
3.2	Conflicts of Interest	3
3.3	Personal Securities Transactions	4
3.4	Outside Business Interests	5
3.5	Personal Gifts	5
3.6	Reporting of Violations	6
4.	INSIDER TRADING	6
5.	REPORTING REQUIREMENTS	6
5.1	Scope	6
5.2	Reportable Securities	7
5.3	Reporting Exceptions	7
5.4	Initial Holdings Report	8
5.5	Annual Holdings Report	8
5.6	Quarterly Transaction Reports	9
6.	FORM ADV DISCLOSURE	9
7.	ACKNOWLEDGMENT OF RECEIPT	10

1. General Provisions
1.1 Professional Responsibilities
FSC is registered as an investment adviser with the Securities and Exchange Commission pursuant to the provisions of Section 203 of the Investment Advisers Act of 1940. FSC is dedicated to providing effective and proper professional investment management services to a wide variety of advisory clients. FSC’s reputation is a reflection of the quality of our employees and their dedication to excellence in serving our clients. To ensure these qualities and dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals. In addition, every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with FSC.
When used herein, the term “client” includes individual and institutional investors for whom FSC provides investment supervisory services or manages investment advisory accounts. The term also includes those clients for whom FSC provides advice on matters not involving securities.
The SEC and the courts have stated that portfolio management professionals, including registered investment advisers and their representatives, have a fiduciary responsibility to their clients. In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice. Failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act.
Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor’s decision to purchase or refrain from purchasing a security recommended by the adviser or from engaging the adviser to manage the client’s investments. The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm. An adviser’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the adviser and its clients.
Under Rule 204A-1 of the Investment Company Act of 1940, FSC is required to establish, maintain and enforce written procedures reasonably necessary to prevent its employees from violating provisions of the Act with respect to personal securities trading and fiduciary obligations. In meeting such responsibilities to our clients, FSC has adopted this Code of Conduct (the “Code”) regarding the purchase and/or sale of securities in the personal accounts of our employees or in those accounts in which our employees may have a direct or indirect beneficial interest. The Code is also intended to lessen the chance of any misunderstanding between FSC and our employees regarding such trading activities.

In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Chief Compliance Officer (“CCO”). The CCO may under circumstances that are considered appropriate, or after consultation with the senior management of FSC, grant exceptions to the provisions contained in this manual only when it is clear that the interests of FSC’s clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees. The senior management of FSC will satisfy themselves as to the adherence to this policy through periodic review and reports by the CCO.
1.2 Failure to Comply
Strict compliance with the provisions of this Code shall be considered a basic condition of employment with FSC. It is important that employees understand the reasons for compliance with this Code. FSC’s reputation for fair and honest dealing with its clients and the investment community in general, has taken considerable time to build. This standing could be seriously damaged as the result of even a single security transaction considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for disciplinary action and/or termination of employment with FSC.
2. Covered Persons
2.1 Supervised Persons include:
•	directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions);

•	employees of the adviser;

•	any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control;

•	temporary workers;

•	consultants;

•	independent contractors; and

•	access persons.

2.2 Access persons include any supervised persons who:
•	has access to nonpublic information regarding any client’s purchase or sale of securities, or non public information regarding the portfolio holdings of any fund the adviser or its affiliates manage; or

•	is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.
If there is any question by a supervised person as to whether they are also considered an access person under this Code, they should consult with the CCO for clarification on the issue.
2.3 Family Members
For purposes of personal securities reporting requirements, FSC considers the Access persons defined above to also include the person’s immediate family (including any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest (such as a trust).
3. Business Conduct Standards
3.1 Compliance with Laws and Regulations
All supervised persons must comply with all applicable state and federal securities laws including, but not limited to, the Investment Advisers Act of 1940, Regulation S-P and the Patriot Act as it pertains to Anti-Money Laundering. All supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:
•	to defraud such client in any manner;

•	to mislead such client, including by making a statement that omits material facts;

•	to engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

•	to engage in any manipulative practice with respect to such client; or

•	to engage in any manipulative practice with respect to securities, including price manipulation.
3.2 Conflicts of Interest
FSC, as a fiduciary, has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.
Conflicts among Client Interests. Conflicts of interest may arise where the firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by lower ticket charges to the Investment Adviser Representative (“IAR”) over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). FSC specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.
Competing with Client Trades. FSC prohibits access persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions. In order to avoid any potential conflict of interest between FSC and its clients, securities transactions for the accounts of access persons in the same security as that purchased/sold for advisory accounts should be entered only after completion of all reasonably anticipated trading in that security for those accounts on any given day. If after completion of all anticipated trading for client accounts, a trade is executed for an access person’s personal account on that same day at a price better than that received by the client, the access person must notify their FLS and the CCO who will prepare a memorandum detailing the circumstances of the transaction. If after reviewing the transaction, the CCO determines that a potential conflict of interest exists, they shall have the authority to make any necessary adjustments, including canceling and re-billing the transaction to such other account(s) as appropriate. Such memoranda and any corrective action taken will be recorded and maintained in FSC’s and the FLS’s compliance files.
No Transactions with Clients. FSC specifically prohibits supervised persons from knowingly selling to or purchasing from a client any security or other property, except securities issued by the client.
Beneficial Interest of Transactions Resulting from Financial Plans. FSC prohibits all supervised persons from executing transactions from a financial plan without disclosing the possible receipt of commissions for sales of securities or investment products in the implementation of financial plans. The client should be informed that the plan may be implemented through the broker-dealer of their choice, but if the plan is implemented through advisory programs or other commissionable products of the broker-dealer, the broker-dealer will be FSC Securities Corporation.
3.3 Personal Securities Transactions
Personal securities transactions by access persons are subject to the following trading restrictions:
Initial Public Offerings (IPO). Access persons are prohibited from acquiring any securities in an initial public offering without first obtaining written pre-clearance from the access person’s FLS. The prior approval must take into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an individual by virtue of their position with FSC.
Upon receiving a request for pre-clearance, the FLS will then promptly notify FSC’s Compliance Department of the intended transaction for consideration. The final decision will then be sent in writing to the FLS and the access person requesting the permission for the IPO. Only upon receipt of the written approval from FSC can the access person then engage in the purchase of the requested IPO. The access person making the request, the FLS, and the FSC Compliance Department must maintain final written approval or denial for their files.

Limited or Private Offerings. Access persons are prohibited from acquiring any securities in a limited offering (i.e. private placement) without first obtaining written pre-clearance from the access person’s FLS. The prior approval must take into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an individual by virtue of their position with FSC.
Upon receiving a request for pre-clearance, the FLS will then promptly notify FSC’s Compliance Department of the intended transaction for consideration. The final decision will then be sent in writing to the FLS and the access person requesting the permission for the limited offering. Only upon receipt of the written approval from FSC can the access person then engage in the purchase of the requested limited offering. The access person making the request, the FLS, and the FSC Compliance Department must maintain final written approval or denial for their files.
3.4 Outside Business Interests
A supervised person who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in any other capacity in an outside enterprise is expected to discuss such anticipated plans with their FLS and FSC’s CCO prior to accepting such a position. Information submitted to the CCO will be considered as confidential and will not be discussed with the supervised person’s prospective employer without the supervised person’s permission.
FSC does not wish to limit any supervised person’s professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients. Understandably, FSC must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by a supervised person.
3.5 Personal Gifts
Accepting Gifts. On occasion, because of their position with the company, supervised persons of FSC may be offered or may receive without notice, gifts from clients, brokers, vendors or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of FSC. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve month period), customary business meals, entertainment (e.g. sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. All gifts received by a supervised person of FSC that might violate this Code must be promptly reported to the CCO.
Solicitation of Gifts. FSC’s supervised persons are prohibited from soliciting gifts of any size under any circumstances.
Giving Gifts. FSC’s supervised persons may not give any gift with a value in excess of $100 per year to an advisory client or persons who do business with, regulate, advise or render professional service to FSC.

3.6 Reporting of Violations
All supervised persons of FSC must promptly (upon discovery of violation) report violations of the code to the CCO as the situation dictates. If the CCO is unavailable, the violation must then be reported to any member of the FSC RIA Compliance Department.
4. Insider Trading
In 1989, Congress enacted the Insider Trading and Securities Enforcement Act to address the potential misuse of material non-public information. Courts and the Securities and Exchange Commission currently define inside information as information that has not been disseminated to the public through the customary news media; is known by the recipient (tippee) to be non-public; and has been improperly obtained. In addition, the information must be material, e.g. it must be of sufficient importance that a reasonably prudent person might base their decision to invest or not invest on such information.
The definition and application of inside information is continually being revised and updated by the regulatory authorities. If an FSC supervised person believes they are in possession of inside information, it is critical that they not act on the information or disclose it to anyone, but instead advise the CCO or a principal of FSC accordingly. Acting on such information may subject the supervised person to severe federal criminal penalties and the forfeiture of any profit realized from any transaction.
Although this section is included under the provisions of this Code, it is, in fact, a separate set of procedures required under Section 204A of the Advisers Act and is included in FSC’s Compliance Manual. All FSC supervised persons are required to read and acknowledge having read such procedures annually.
5. Reporting Requirements
5.1 Scope
The provisions of this Code apply to every security transaction, in which an access person of FSC has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which they have any direct or indirect control. Generally, an access person is regarded as having a beneficial interest in those securities held in their name, the name of their spouse, and the names of their minor children who reside with them. An access person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship they obtain or may obtain benefits substantially equivalent to those of ownership. An access person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of their immediate family, has a vested interest in the income or corpus of the trust or estate. However, if a family member is a fee-paying client, the account will be managed in the same manner as that of all other FSC clients with similar investment objectives.
If an access person believes that they should be exempt from the reporting requirements with respect to any account in which they have direct or indirect beneficial ownership, but over which they have no direct or indirect control in the management process, they should so advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that they should be exempt from reporting requirements under this Code.
5.2 Reportable Securities
Section 202(a)(18) of the Advisers Act defines the term “Security” as follows:
Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.
For purposes of this Code, the term “Reportable Securities” means all such securities described above except:
•	direct obligations of the United States;

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	shares issued by money market funds;

•	shares issued by open-end funds other than reportable funds (Note: The term “Reportable Funds” means any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you.); and

•	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.
If there is any question by an access person as to whether a security is reportable under this Code, they should consult with the CCO for clarification on the issue before entering any trade for their personal account.
5.3 Reporting Exceptions
Under Rule 204A-1, access persons are not required to submit:
•	any report with respect to securities held in accounts over which the access person has no direct or indirect influence or control;

•	a transaction report with respect to transactions effected pursuant to an automatic investment plan (Note: This exception includes dividend reinvestment plans.); and

•	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that FSC holds in its records so long as

FSC receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter. (Note: This reporting exception only applies to 3ML accounts as mandated by the firm’s compliance policy for all Personal Brokerage Accounts held by employees of FSC. All personal brokerage accounts not held in the 3ML range at Pershing LLC are considered to be in violation of firm policy as stated in Compliance Journal 03-2005.)
5.4 Initial Holdings Report
Any employee of FSC who during the course of their employment becomes an access person, as that term is defined in sub-section 2.2 of this Code, must provide the CCO with an Initial Securities Holdings Report no later than 10 days after the employee becomes an access person. This report must be current as of 45 days before the employee became an access person and must include the following information:
•	the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

•	The name of any broker, dealer or bank with which the access person maintains an account in which securities were held for the access person’s direct or indirect benefit;

•	in addition to the reportable securities information, the report will contain representations that the access person during the period, (i) does not hold any reportable securities not listed on the report; (ii) has not opened a securities brokerage account which has not been reported to FSC, and (iii) agrees to notify FSC if they open a personal securities account which has not otherwise been disclosed to FSC; and

•	The date the access person submits the report.
5.5 Annual Holdings Report
Every access person must submit an Annual Securities Holdings Report to the CCO due on the last business day of September of each year. The report must list all covered securities held by the access person and must be current as of a date no more than 45 days before the report is submitted. The Annual Securities Holding Report must contain the following information:
•	the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

•	The name of any broker, dealer or bank with which the access person maintains an account in which securities were held for the access person’s direct or indirect benefit;

•	in addition to the reportable securities information, the report will contain representations that the access person during the period, (i) does not hold any reportable securities not listed on the report; (ii) has not opened a securities brokerage account during the period which has not been reported to FSC, and (iii) agrees to notify FSC if they open a personal securities account which has not otherwise been disclosed to FSC.

•	The date the access person submits the report.
Following submission of the Annual Securities Holding Report, the CCO will review each report for any evidence of improper trading activities or conflicts of interest by the access person. After careful review of each report, the CCO will sign and date the report attesting that they conducted such review.
5.6 Quarterly Transaction Reports
Every access person must submit a Quarterly Transaction Report to the CCO not later than 30 days after the end of each calendar quarter listing all transactions executed during that quarter involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership. The Quarterly Transaction Report must contain the following information:
•	the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

•	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	the price of the security at which the transaction was effected;

•	the name of the broker, dealer or bank with or through which the transaction was effected;

•	in addition to the securities transaction data, the report will contain representations that the access person during the period, (i) has not purchased or sold any securities not listed on the report; (ii) has not opened a securities brokerage account during the period which has not been reported to FSC, and (iii) agrees to notify FSC if they open a personal securities account which has not otherwise been disclosed to FSC; and

•	the date the access person submits the report to the CCO.
Following submission of the Quarterly Transaction Report, the CCO will review each report for any evidence of improper trading activities or conflicts of interest by the access person. After careful review of each report, the CCO will sign and date the report attesting that they conducted such review. Quarterly securities transaction reports are to be maintained by the CCO in accordance with the records retention provisions of Rule 204-2(a) of the Advisers Act.
6. Form ADV Disclosure
A description of the code will be provided in FSC’s Disclosure Brochure in lieu of the ADV Part II. With the description, a statement will be made that FSC will provide a copy of the code to any client or prospective client upon request.

7. Acknowledgment of Receipt
FSC supervised persons must acknowledge, initially and annually, that they have received, read, and understand, the above Code of Conduct regarding personal securities trading and other and other potential conflicts of interest and agree to comply with the provisions therein. In addition, supervised persons must agree to acknowledge any subsequent amendments to the code (within specified time frame set forth in any future communications notifying of an amendment) by any means deemed by FSC to satisfactorily fulfill the supervised person’s obligation to read, understand, and agree to any such amendment.